Exhibit 3.1

FORTY-SIXTH

AMENDMENT

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

VORNADO REALTY L.P.

Dated as of April 1, 2015

THIS FORTY-SIXTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this “Amendment”), dated as of April 1, 2015, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the “Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003, the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004, the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004, the Twenty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 30, 2004, the Twenty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 17, 2005, the Thirtieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 31, 2005, the Thirty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 9, 2005, the Thirty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 19, 2005, the Thirty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 25, 2006, the Thirty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 2, 2006, the

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Thirty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2006, the Thirty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of October 2, 2006, the Thirty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Thirty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Thirty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Fortieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Forty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 31, 2008, the Forty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2010, the Forty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 20, 2011, the Forty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 30, 2012, the Forty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 18, 2012, and the Forty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 25, 2013 (as so amended, the “Agreement”).

WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as Series D-17 Preferred Units (the “Series D-17 Preferred Units”) and to amend the Agreement to accomplish the same;

WHEREAS, as of the date hereof, the Partnership and 137 West 33rd Street Owner LLC, a Delaware limited liability company and a subsidiary of the Partnership, entered into a Contribution Agreement with Singer Venture Co., a New York general partnership, and each of its constituent partners, being Virginia Carlin, Barbara Fischer, Magda Kaufman and Elaine Schindler (each such constituent member, an “Initial Series D-17 Holder”, and such constituent members, collectively, the “Initial Series D-17 Holders”), pursuant to which the Partnership agreed to issue Series D-17 Preferred Units to each of the Initial Series D-17 Purchasers;

WHEREAS, the General Partner has determined that it is in the interest of the Partnership to amend the Agreement to establish the Series D-17 Preferred Units and set forth the terms thereof to reflect the issuance of the above-referenced Series D-17 Preferred Units;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement

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specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote;

WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement; and

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.                                      Exhibit AR, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

2.                                      Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

“AR.                     Issuance of Series D-17 Preferred Units.  From and after the date hereof the Partnership shall be authorized to issue Partnership Units of a new series, which Partnership Units are hereby designated as “Series D-17 Preferred Units”.  Series D-17 Preferred Units shall have the terms set forth in Exhibit AR attached hereto and made part hereof.”

3.                                      In making distributions pursuant to Section 5.1(B) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Paragraph 2 of Exhibit AR to the Agreement, including, but not limited to, Paragraph 2.G(ii) thereof.

4.                                      The Agreement is hereby supplemented by adding the following paragraph at the end of Section 8.6 thereof:

Y.                                    Series D-17 Preferred Unit Exception.  Holders of Series D-17 Preferred Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement.”

5.                                      Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

6.                                      Except as expressly amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

VORNADO REALTY TRUST

By	/s/ Alan Rice
	Name:	Alan Rice
	Title:	Senior Vice President and Secretary

Attachment 1

EXHIBIT AR
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION

OF THE

SERIES D-17 PREFERRED UNITS

1.                                                                                      Definitions.

In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit AR:

“Annual Distribution Rate” shall have the meaning set forth in Section 2.B(i) hereof.

“Common Shares” shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

“Distribution Payment Date” shall mean the first calendar day of January, April, July and October, in each year, commencing on July 1, 2015; provided, however, that if any Distribution Payment Date falls on any day other than a Unit Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

“Distribution Periods” shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period with respect to each Series D-17 Preferred Unit, which shall commence on the date on which such Series D-17 Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Distribution Period).

“Junior Units” shall have the meaning set forth in Paragraph 2.G(i)(c) below.

“Liquidation Preference” shall have the meaning set forth in Section 2.C(i) hereof.

“Redemption Date” shall have the meaning set forth in Section 2.D(iii) hereof.

“Redemption Price” shall have the meaning set forth in Section 2.D(i) hereof.

“Redemption Right Trigger Date” shall have the meaning set forth in Section 2.D(i).

“Series D-17 Effective Date” shall be September 30, 2017.

“Series D-17 Notice of Redemption” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-17 Preferred Unit” means a Partnership Unit issued by the Partnership having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit AR.

“Series D-17 Redeeming Partner” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-17 Redemption Amount” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-17 Redemption Right” shall have the meaning set forth in Section 2.E(i)(a) hereof.

“Series D-17 Specified Redemption Date” shall mean the sixty-first (61st) day after receipt by the General Partner of a Series D-17 Notice of Redemption in respect of the Series D-17 Units.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units (as defined below) or any class or series of Partnership Units ranking on a parity with the Series D-17 Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D-17 Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Third Party Redemption Date” shall have the meaning set forth in Section 2.D(ii) hereof.

“Unit Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.                                                                                      Terms of the Series D-17 Preferred Units.

A.                                    Number.  At the close of business on the date of the closing of the initial issuance of Series D-17 Preferred Units, the total number of Series D-17 Preferred Units issued and outstanding will be 177,100.  The Partnership may issue additional Series D-17 Preferred Units from time to time in accordance with the terms of the Agreement and, in connection with any such additional issuance, the General Partner shall revise Exhibit A to the Agreement to reflect the total number of Series D-17 Preferred Units then issued and outstanding.

B.                                    Distributions.  (i)  The holders of the then outstanding Series D-17 Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $0.8125 per Series D-17 Preferred Unit (the “Annual Distribution Rate”).  Such distributions with respect to each Series D-17 Preferred Unit shall be cumulative from the date of issuance of such Series D-17 Preferred Unit and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date.  Distributions are cumulative from the most recent Distribution Payment Date to which distributions have been paid; provided that the amount per Series D-17 Preferred Unit to be paid in respect of the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, shall be determined in accordance with paragraph (ii) below.  Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date.

(ii)  The amount of distribution per Series D-17 Preferred Unit accruing in each full Distribution Period shall be computed by dividing the Annual Distribution Rate by four.  The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series D-17 Preferred Units shall be computed on the basis of the number of days elapsed in such other period and the convention of twelve 30-day months and a 360-day year.  The holders of the then outstanding Series D-17 Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series D-17 Preferred Units.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D-17 Preferred Units that may be in arrears.

(iii)  So long as any Series D-17 Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units (as defined below) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D-17 Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units.  When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series D-17 Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D-17 Preferred Units and such Parity Units.

(iv)  So long as any Series D-17 Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series D-17 Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D-17 Preferred Units and all past distribution periods with respect to such Parity Units, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series D-17 Preferred Units and any Parity Units.

C.            Liquidation Preference.  (i)  In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, each holder of the Series D-17 Preferred Units shall be entitled to receive an amount equal to the holder’s Capital Account in respect of those Series D-17 Preferred Units as of the date of such liquidation, dissolution or winding up after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder’s Capital Account is adjusted accordingly (the “Liquidation Preference”); but the holders of Series D-17 Preferred Units shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series D-17

Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series D-17 Preferred Units and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series D-17 Preferred Units and such other Parity Units if all amounts payable thereon were paid in full.  For the purposes of this Section 2.C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership’s or the General Partner’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

(ii)  Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series D-17 Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series D-17 Preferred Units, as provided in this Section, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and holders of the Series D-17 Preferred Units shall not be entitled to share therein.

D.            The Partnership’s Right to Redeem the Series D-17 Preferred Units.  (i)  Except as set forth in clause (ii)  of this Section 2.D or in Section 2.E below, Series D-17 Preferred Units shall not be redeemable prior to earlier of (x) the death of the Initial Series D-17 Holder to whom such Series D-17 Preferred Units were issued and (y) if such Series D-17 Preferred Units are no longer held by the Initial Series D-17 Holder to whom they were originally issued, the death of the individual directly or indirectly owning the Series D-17 Preferred Units (such date, with respect to any particular Series D-17 Preferred Units, the “Redemption Right Trigger Date”).  On and after a Redemption Right Trigger Date with respect to any particular Series D-17 Preferred Units, the General Partner may, at its option, cause the Partnership to redeem those Series D-17 Preferred Units, in whole or in part, as set forth herein, subject to the provisions described below, at a redemption price, payable in cash, in an amount equal to $25 per unit for the Series D-17 Preferred Units being redeemed (the “Redemption Price”).  Upon any such redemption, the Partnership shall also pay any accumulated and unpaid distributions owing in respect of the Series D-17 Preferred Units being redeemed as provided in Section 2.D(iv) below.

(iii)    Any notice of redemption delivered pursuant to this Section 2.D(ii) will be (x) faxed (if the holder has provided a working fax number to the General Partner in writing for this purpose) and (y) mailed by the Partnership, by certified mail, postage prepaid, not less than sixty-one (61) days prior to the date upon which such redemption is to occur (the “Third Party Redemption Date”), addressed to each holder of record of Series D-17 Preferred Units to be redeemed at such holder’s address as it appear on the records of the Partnership.  No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D-17 Preferred Units.  Such notice shall state:  (a) the Third Party Redemption Date; (b) the amount payable per Series D-17 Preferred Unit upon redemption, including the Redemption Price and any amount payable pursuant to Section 2.D(iv) hereof; (c) the aggregate number of Series D-17 Preferred Units of such holder to be redeemed; (d) the place or places where such Series D-17 Preferred Units are to be surrendered for payment of the amount payable upon redemption; and (e) that payment of such amount will be made upon presentation and surrender of such Series D-17 Preferred Units.

(iv)  Such Series D-17 Preferred Units, if any, as may be held by the General Partner may be redeemed, in whole or in part, at the option of the General Partner, at any time, upon payment by the Partnership to the General Partner of the Redemption Price and any amount payable pursuant to Section 2.D (iv) hereof with respect to such Series D-17 Preferred Units (such date is herein referred to collectively with the Third Party Redemption Date as the “Redemption Date”).

(v)  Upon any redemption of Series D-17 Preferred Units pursuant to this Section 2.D, the Partnership shall pay the accumulated and unpaid distributions, if any, for any Distribution Period, or any other period shorter than a full Distribution Period, ending on or prior to the Redemption Date.  On and after the Redemption Date, distributions will cease to accumulate on the Series D-17 Preferred Units called for redemption, unless the Partnership defaults in payment therefor.  If any date fixed for redemption of Series D-17 Preferred Units is not a Unit Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Unit Business Day (and without any additional accumulated distribution, any interest or any other payment in respect of any such delay) except that, if such Unit Business Day falls in the next calendar year, such payment will be made on the immediately preceding Unit Business Day, in each case with the same force and effect as if made on such date fixed for redemption.  If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series D-17 Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.  Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D-17 Preferred Units called for redemption under this Section 2.D.

(vi)  If full cumulative distributions on the Series D-17 Preferred Units and any other series or class or classes of Parity Units of the Partnership have not been paid or declared and set apart for payment in respect of any past distribution period, then, except in fulfillment of an exercise of the redemption rights set forth in Paragraph 2.E below or, in the case of Parity Units, the exercise of any similar redemption, conversion or other similar option granted concurrently with the issuance of such Parity Units, the Series D-17 Preferred Units may not be redeemed in part and the Partnership may not purchase or otherwise acquire Series D-17 Preferred Units (other than a redemption of all then outstanding Series D-17 Preferred Units) or any Parity Units other than in exchange for Junior Units.

(vii)  Except as provided in Section 2.E below, as promptly as practicable after the surrender of any such Series D-17 Preferred Units so redeemed, such Series D-17 Preferred Units shall be exchanged for the amount of cash (without interest thereon) payable therefore pursuant to Section 2.D(i).  If fewer than all the Series D-17 Preferred Units represented by any physical certificate are redeemed, then the Partnership shall issue new certificates representing the unredeemed Series D-17 Preferred Units without cost to the holder thereof.

(viii)  Any redemption in accordance with this Section 2.D shall be subject to the provisions of Section 2.E(i)(d) below to the extent applicable.

E.            Series D-17 Preferred Unit Holder Redemption Right.

(i)            General.

(a)  Subject to paragraphs (ii) and (iii) below, on or after the Series D-17 Effective Date, a holder of Series D-17 Preferred Units shall have the right (the “Series D-17 Redemption Right”) to require the Partnership to redeem the Series D-17 Preferred Units on any Series D-17 Specified Redemption Date, in cash, in an amount equal to the holder’s Capital Account in respect of the Series D-17 Preferred Units being redeemed as of the Series D-17 Specified Redemption Date after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder’s Capital Account is adjusted accordingly for the Series D-17 Preferred Units being redeemed (the “Series D-17 Redemption Amount”).  Any such Series D-17 Redemption Right shall be exercised pursuant to a notice of redemption comparable to the Notice of Redemption required under Section 8.6 of the Agreement (a “Series D-17 Notice of Redemption”) delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series D-17 Redemption Right (the “Series D-17 Redeeming Partner”).  A holder of the Series D-17 Preferred Units may only exercise the Series D-17 Redemption Right in respect of either (x) one hundred percent (100%) or (y) fifty percent (50%) of the Series D-17 Preferred Units held by such holder on the date of the applicable Series D-17 Redemption Notice, and a holder may not elect to proceed under clause (y) above (i.e., to redeem only ½ of the Series D-17 Preferred Units held by such holder) on one occasion.  Any redemption pursuant to the Series D-17 Redemption Right shall be subject to all of the provisions of the Agreement governing redemptions under Section 8.6 of the Agreement as if it were a redemption under that section, except as otherwise provided herein.

(b)  The Series D-17 Redeeming Partner shall have no right with respect to any Series D-17 Preferred Units so redeemed to receive any distributions paid after the Series D-17 Specified Redemption Date, unless the record date for the distribution preceded the Series D-17 Specified Redemption Date.  If the record date for such distribution was a date prior to the Series D-17 Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series D-17 Specified Redemption Date, such Series D-17 Redeeming Partner shall be required, as a condition of the redemption of such Series D-17 Preferred Units, to pay the amount of such distribution to the Partnership.

(c)  The Assignee of any Limited Partner in respect of Series D-17 Preferred Units may exercise the rights of such Limited Partner pursuant to this Section 2.E, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee.

(d)  If the Partnership redeems Series D-17 Preferred Units as provided herein, the units so redeemed shall be terminated.  If fewer than all the Series D-17 Preferred Units represented by any certificate are redeemed, the Partnership shall issue a new certificate representing the unredeemed Series D-17 Preferred Units without cost to the holder thereof.

(ii)           No Liens on Series D-17 Preferred Units Delivered for Redemption.  Each holder of any Series D-17 Preferred Units covenants and agrees with the Partnership and the General Partner that all Series D-17 Preferred Units delivered for redemption (including units being redeemed pursuant to Section 2.D above) shall be delivered to the Partnership free and clear of all liens, and, notwithstanding anything contained herein to the contrary, the Partnership shall not be under any obligation to acquire Series D-17 Preferred Units which are or may be subject to any liens.  Each holder of Series D-17 Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D-17 Preferred Units to the Partnership in connection with a redemption (including a redemption by the Partnership pursuant to Section 2.D above), such holder shall assume and pay such transfer tax.

F.             Conversion.  The Series D-17 Preferred Units are not convertible into or redeemable or exchangeable for any property or securities of the Partnership or of any other entity at the option of any holder of Series D-17 Preferred Units.

G.            Ranking.  (i)  Any class or series of Partnership Units shall be deemed to rank:

(a)  prior to the Series D-17 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D-17 Preferred Units;

(b)  on a parity with the Series D-17 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series D-17 Preferred Units, if the holders of such Partnership Units of such class or series and the Series D-17 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other (“Parity Units”); and

(c)  junior to the Series D-17 Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Class A Units or if the holders of Series D-17 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series (“Junior Units”).

(ii)  The Series A Preferred Units and Series L Preferred Units shall be Parity Units with respect to the Series D-17 Preferred Units and the holders of the Series D-17 Preferred Units and Series A Preferred Units and Series L Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other.  The Series D-17 Preferred Units shall be Preference Units and shall receive distributions on a basis pari passu with other Partnership Units, if any, receiving distributions pursuant to Section 5.1.B(i) of the Agreement.

(iii)  The initial balance of the portion of an Initial Series D-17 Holder’s Capital Account attributed to each Series D-17 Preferred Unit received by such holder shall be equal to $25.00.  This amount will be reduced by distributions and allocations of losses, if any, made with respect to each such Series D-17 Preferred Unit and increased by allocations of income with respect to each such Series D-17 Preferred Unit.  For purposes of allocations of items made pursuant to Article VI of the Agreement, the Series D-17 Preferred Units shall be Preference Units and the portion of the holders’ Capital Account attributable to each Series D-17 Preferred Unit shall be allocated (i) income in an amount equal to the amount of distributions in respect of such Series D-17 Preferred Unit in accordance with Section 6.1.A(ii) of the Agreement and (ii) items of loss in accordance with Section 6.1.B(x) of the Agreement, and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to all Preference Units; references to Preference Units in article VI of the Agreement shall include Series D-17 Preferred Units, except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series D-17 Preferred Units in a pro rata manner with such distributions, if any, made to other Preference Units.  As a result, the portion of each holder’s Capital Account attributable to a Series D-17 Preferred Unit will generally be allocated income equal to the cash distributed in respect of such Series D-17 Preferred Unit (and losses, if any, previously allocated to them).  This allocation would occur prior to any allocation of income to Units other than Preference Units.  In the event the Partnership incurs an amount of losses in excess of the aggregate amount of the Capital Accounts with respect to the Units (other than Preference Units), any additional loss would be allocated to the holders of the Series D-17 preferred Units in accordance with Section 6.1.B(x) of the Agreement.

H.            Voting.  (i)  Except as provided in this Section H or as required by law, the holders of the Series D-17 Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(ii)  So long as any Series D-17 Preferred Units are outstanding, the General Partner shall not authorize the creation of or cause the Partnership to issue Partnership Units of any class or series or any interest in the Partnership convertible into or exchangeable for Partnership Units of any class or series ranking prior to the Series D-17 Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or the Partnership or in the payment of distributions, or reclassify any Partnership Units of the Partnership into any such senior Partnership Units.

I.             General.  (i)  At such time, if any, as the General Partner becomes a holder of Series D-17 Preferred Units, the rights of the General Partner, in its capacity as the holder of the Series D-17 Preferred Units, will be in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Agreement.  In addition, nothing contained in this Exhibit AR shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of Series D-17 Preferred Units.